Exhibit 99.2

SUN EDISON LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$14,690	$36,713
Accounts receivable (net of allowance for doubtful accounts of $147 and $1,330 as of September 30, 2009, and December 31, 2008, respectively)	9,263	4,600
Inventories	42,364	76,757
Restricted cash	46,644	28,780
VAT receivable	2,648	9,759
Prepaid expenses and other current assets	19,804	9,338

Total current assets	135,413	165,947

Property and equipment, net	322,041	278,908
Goodwill	1,584	1,584
Other intangible assets, net	—	48
Restricted cash, less current portion	986	2,460
Other long term assets	7,907	5,770

Total non-current assets	332,518	288,770

TOTAL ASSETS	$467,931	$454,717

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$36,340	$51,961
Accrued equity-based compensation	7,272	7,829
Other accrued expenses	29,055	32,802
Deferred revenue	36	962
Current portion of notes payable and capital leases	85,492	93,661

Total current liabilities	158,195	187,215

Notes payable and capital leases, net of current portion	293,267	225,224
Deferred subsidy revenue, net of current portion	15,344	10,878
Other long-term liabilities	2,243	365

Total Liabilities	469,049	423,682

Members’ (Deficit) Equity:
Class A Units (Authorized units - 2,500; 1,201 and 1,191 units issued and outstanding, as of Sept. 30, 2009 and December 31, 2008, respectively)	21,955	20,652
Class B Units (Authorized units - 200; 200 units issued and outstanding, as of Sept. 30, 2009 and December 31, 2008, respectively)	2,592	2,592
Class C Units (Authorized) units - 2,000; 1,840 units issued and outstanding, as of Sept. 30, 2009 and December 31, 2008, respectively)	268,049	268,049
Class D Units (Authorized units - 300; 41 units issued and outstanding as of Sept. 30, 2009 and December 31, 2008, respectively)	9,000	9,000
Accumulated other comprehensive loss	(1,718)	(2,338)
Additional paid-in capital	11,018	4,825
Accumulated deficit	(319,262)	(276,729)

Total Sun Edison members’ (deficit) equity	(8,366)	26,051
Noncontrolling Interests	7,248	4,984

Total Equity	(1,118)	31,035

TOTAL LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY	$467,931	$454,717

See accompanying notes to the condensed consolidated financial statements.

SUN EDISON LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Sale of PV systems	$15,736	$22,866	$66,507	$24,159
Energy system rentals	4,069	2,806	12,437	6,378
Incentive and SREC revenue	7,093	3,536	16,845	8,275
Operations and maintenance revenues	369	291	858	849

Total revenue	27,267	29,499	96,647	39,661

Cost of revenue
Cost of revenue - sale of PV Systems	21,191	20,039	67,055	21,601
Costs of revenue - energy systems rentals	2,823	2,272	9,037	4,491

Total cost of revenue	24,014	22,311	76,092	26,092

Gross profit	3,253	7,188	20,555	13,569

Operating expenses
Selling, general and administrative	9,712	36,503	48,185	74,203
Impairment of long-lived assets and goodwill	—	—	—	22,173
Depreciation and amortization	1,036	774	3,238	2,695

Total operating expenses	10,748	37,277	51,423	99,071

Loss from operations	(7,495)	(30,089)	(30,868)	(85,502)

Other income (expense)
Interest expense	(5,565)	(3,441)	(14,800)	(9,184)
Interest income	641	315	1,650	1,332
Foreign currency gains (losses)	2,762	(7,117)	1,575	(5,494)
Other income (expense)	(126)	(741)	32	(716)

Total other income (expense)	(2,288)	(10,984)	(11,543)	(14,062)

Loss before income taxes	(9,783)	(41,073)	(42,411)	(99,564)

Income tax expense	(282)	(36)	(287)	(261)

Net loss	(10,065)	(41,109)	(42,698)	(99,825)

Net loss attributable to noncontrolling interests	(227)	(27)	(165)	(27)

Net loss attributable to Sun Edison unit holders	$(9,838)	$(41,082)	$(42,533)	$(99,798)

See accompanying notes to the condensed consolidated financial statements.

SUN EDISON LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net Loss	$(42,698)	$(99,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	9,788	5,573
Stock-based compensation expense	6,939	23,402
Impairment of long-lived assets and goodwill	—	22,173
Deferred tax provision	—	273
Change in operating assets and liabilities:
VAT receivable	7,111	(2,567)
Account receivable	(4,633)	3,320
Inventory	58,370	(74,194)
Other assets	(12,603)	(13,141)
Accounts payable and accrued expenses	(17,975)	19,128
Deferred revenue	3,540	2,759
Other	4,563	1,289

Net cash provided by (used in) operating activities	12,402	(111,810)

Cash flows from investing activities:
Restricted cash	(16,390)	(15,164)
Payment for acquisitions, net of cash acquired	—	(5,857)
Purchase of property and equipment	(1,060)	(7,689)
Construction of property and equipment - solar power generating systems	(80,852)	(118,580)
Other	—	(594)

Net cash used in investing activities	(98,302)	(147,884)

Cash flows from financing activities:
Proceeds from notes payable	43,650	93,637
Repayments of notes payable	(32,144)	(51,984)
Proceed from sale-capital leasebacks	28,708	94,934
Proceed from financing obligations	32,805	9,207
Repayment of capital leases	(8,388)	(5,812)
Member cash contributions	—	86,149

Net cash from financing activities	64,631	226,131

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(754)	1,050

Net decrease in cash and cash equivalents	(22,023)	(32,513)

Cash and cash equivalents at beginning of period	36,713	81,953

Cash and cash equivalents at end of period	$14,690	$49,440

See accompanying notes to the condensed consolidated financial statements.

SUN EDISON LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Sun Edison LLC (together with its subsidiaries, the “Company” or “Sun Edison”), a Delaware limited liability company, in the opinion of management, include all adjustments (consisting of normal, recurring items) necessary to present fairly our financial position and results of operations and cash flows for the periods presented. Sun Edison has presented the condensed consolidated financial statements in accordance with the Securities and Exchange Commission’s (“SEC”) requirements of Form 10-Q and Article 10 of Regulation S-X and consequently, these financial statements do not include all disclosures required by U.S. generally accepted accounting principles (“US GAAP”). These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Sun Edison for the year ended December 31, 2008. Operating results for the three and nine-month periods ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

In preparing the financial statements, the Company uses estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for lease classification, depreciation, amortization, accrued liabilities, employee benefits, derivatives, stock based compensation, income taxes, inventory valuation and asset valuation allowances, among others. To the extent there are material differences between the estimates and actual results, our future results of operations would be affected.

Certain prior year amounts relating to noncontrolling interests have been reclassified to conform to the current year presentation (see Note 2).

2.	SIGNIFICANT ACCOUNTING POLICIES

On July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10 (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with US GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants under the Codification. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The adoption of this accounting standard did not have a material impact on the Company’s financial statements.

Revenue Recognition

In cases in which the Company constructs a solar energy system (“SES”) with the intention of retaining ownership, the SES is recorded under Property and Equipment and placed into operation. In certain cases, the Company may receive an offer to sell the SES to a third party shortly after it is placed into operation. If the sale is made, the Company will subsequently transfer the SES into inventory and recognize the revenue as a Sale of PV Systems.

Multiple Element Arrangements

When more than one element such as solar energy systems and services are sold together in a single arrangement, revenue is recognized using the residual method as prescribed by ASC 605-25. Under the residual method, and provided that each element meets the criteria for treatment as a separate unit of accounting, the Company defers revenue for the fair value of the undelivered elements based on vendor specific objective evidence of fair value (“ VSOE ”), and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue when all the other criteria for revenue recognition are met. An element is considered a separate unit of accounting if it has value to the customer on a standalone basis and there is objective and reliable evidence of the fair value of the undelivered elements. VSOE of fair value for the Company’s services, including maintenance agreements, are based upon standalone sales of those services.

Costs of revenue - energy systems rentals

The costs of revenue for energy system rentals include depreciation and amortization of $2,185, $1,167, $6,552 and $2,878 in the three and nine months ended September 30, 2009 and 2008, respectively.

Noncontrolling Interests

Effective January 1, 2009, the Company adopted additional guidance included in ASC 810, “Consolidation”, which amends prior guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this guidance requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

The Company now includes noncontrolling interests in consolidated net income for current and prior periods. Comprehensive income attributable to the noncontrolling interests is deducted from consolidated comprehensive income to arrive at the comprehensive income attributable to Sun Edison unitholders. Noncontrolling interests have also been reclassified to equity for current and prior periods on the condensed consolidated balance sheet and members’ equity (see Note 9). The adoption of this guidance did not have a material impact on our financial statements.

Derivative Instruments

Effective January 1, 2009, the Company adopted additional guidance included in ASC 815, “Derivatives and Hedging”, which is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows.

Cash Flow Hedging Strategy

The Company uses cash flow hedges to minimize the variability in cash flows of assets or liabilities or forecasted transactions caused by fluctuations in foreign currency exchange rates or interest rates. The changes in the fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (“AOCI”) and are reclassified into the line item in the consolidated income statement in which the hedged items are recorded in the same period the hedged items affect earnings. The changes in fair values of hedges that are determined to be ineffective are immediately reclassified from AOCI into earnings.

Interest Rate Risk

The Company uses interest rate swap agreements to mitigate exposure to interest rate fluctuations associated with certain debt instruments. As of September 30, 2009 the Company held $49,724 of long term loans due in 2024-2027 with variable interest rates. Certain wholly owned subsidiaries of the Company entered into three interest rate swap instruments in 2008 to hedge the variability of the interest payments due to changes in the interest rates. The Company has applied hedge accounting to all three instruments. The Company concluded that the instruments are perfectly effective by way of the “short-cut method” in accordance with ASC 815. Under the swap agreements, the Company pays the fixed rate and the counterparties to the agreements pay the Company a floating interest rate based on the table below. The counterparties to these agreements are international financial institutions. The Company estimates the net fair value of these instruments as of September 30, 2009, to be a liability of approximately $840. The fair value is an estimate of the net amount that the Company would pay on September 30, 2009, if the agreements were transferred to other parties or cancelled by the Company.

Foreign Currency Exchange Risk

The Company maintains a foreign currency cash flow hedging program to reduce the risk that our U.S. dollar net cash inflows from sales outside the United States and U.S. dollar net cash outflows from procurement activities will be adversely affected by changes in foreign currency exchange rates. The Company enters into forward contracts to hedge certain portions of forecasted cash flows denominated in foreign currencies. When the dollar strengthens significantly against the foreign currencies, the decline in the present value of future foreign currency cash flows is partially offset by gains in the fair value of the derivative instruments.

The Company entered into three foreign currency forward instruments in December 2008 and applied hedge accounting to all three instruments in accordance with ASC 815. The counterparty to these agreements is an international financial institution. All three of these foreign currency forward instruments settled during the nine months ended September 30, 2009, resulting in $133 of other comprehensive income being reclassified from accumulated other comprehensive income in the income statement.

The following table presents the fair values of derivative instruments included in the Company’s condensed consolidated balance sheet as of September 30, 2009 (in thousands):

Derivatives designated for hedge accounting under ASC 815	Balance Sheet Location	Fair Value as of September 30, 2009
Interest rate swap #1 – Borges Blanques 1	Other Accrued Expenses	$(850)
Interest rate swap #2 – Juneda	Other Accrued Expenses	(347)
Interest rate swap #3 – SunE Sky First Light	Other Current Assets	357

In addition, the condensed consolidated balance sheet as of September 30, 2009 includes the HSH Warrant. This is a derivative not designated as a hedge relationship under ASC 815, with an estimated fair value of ($378). It was recorded in Other Accrued Expenses. See Note 9 for additional information regarding the HSH Warrant.

The following tables present the amounts related to derivative instruments affecting the condensed consolidated statement of operations for the three and nine months ended September 30, 2009 (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivatives			Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income
Derivative Type	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Derivatives designated as cash flow hedges under ASC 815:
Foreign exchange forward contracts	$—	$56	Other income (expense)	$—	$(133)
Interest rate swaps	(1,124)	1,475		n/a	n/a

Total derivatives designated as cash flow hedges	$(1,124)	$1,531		$—	$(133)

Subsequent Events

During the second quarter of 2009, the Company adopted ASC 855 Subsequent Events (formerly Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but prior to the issuance of the financial statements. In response to this guidance, the Company has evaluated subsequent events through February 3, 2010 which is the date that the Company’s condensed consolidated financial statements were available to be issued. SunEdison had nonrecognizable events on October 15, 2009, November 4, 2009 and November 20, 2009 as discussed in Note 11.

3.	OTHER COMPREHENSIVE LOSS

Comprehensive loss was as follows (in thousands):

	Three months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Net loss	$(10,065)	$(41,109)	$(42,698)	$(99,825)
Other comprehensive income (loss):
Interest Rate Swaps	(1,124)	(321)	1,475	(321)
Foreign exchange forward contracts	—	—	56	—
Foreign currency translation adjustment	(965)	554	(779)	1,050
Net unrealized (gains) losses reclassified into earnings	—	—	(133)	—

	(2,089)	233	619	729

Total comprehensive loss	(12,154)	(40,876)	(42,079)	(99,096)
Net loss attributable to non-controlling interests	(227)	(27)	(165)	(27)

Comprehensive loss attributable to Sun Edison unit holders	$(11,927)	$(40,849)	$(41,914)	$(99,069)

4.	INVENTORIES

Summarized inventory data is shown in the following table (in thousands):

	September 30, 2009	December 31, 2008
Raw materials	$26,149	$53,026
Work–in–process	16,215	23,731

Total inventory	$42,364	$76,757

5.	PROPERTY AND EQUIPMENT

Property, Equipment and Leased Solar Energy Systems consists of the following (in thousands):

	September 30, 2009	December 31, 2008
Land	$891	$—
Machinery and equipment	14,539	14,228
Vehicles	2,550	3,386
Leasehold improvements	1,975	1,833
Asset retirement costs	2,853	2,173

	22,808	21,620
Less: Property and equipment accumulated depreciation and amortization	6,358	3,657

Total property and equipment, net	16,450	17,963

Construction in-progress – solar energy systems	65,738	46,103
Solar energy systems	299,563	267,997

Total gross solar energy systems	365,301	314,100
Less: deferred gains on sale/leaseback transactions	48,225	47,740

	317,076	266,360
Less: solar energy systems accumulated depreciation and amortization	11,485	5,415

Total solar energy systems, net	305,591	260,945

Total Property, Equipment and Leased Solar Energy Systems, net	$322,041	$278,908

Total depreciation expense was $3,221 and $1,846 for the quarters ended September 30, 2009 and 2008, respectively, and $9,739 and $4,481 for the nine months ending September 30, 2009 and 2008, respectively. The Company recorded $2,185 and $1,167 for the quarters ending September 30, 2009 and 2008, respectively, and $6,552 and $2,878 for the nine months ending September 30, 2009 and 2008, respectively, of amortization expense related to assets recorded under capital leases, which is included in depreciation expense. Depreciation expense was reduced by amortization of deferred gain in the amount of $466 and $300 for the quarters ending September 30, 2009 and 2008, respectively, and $1,377 and $691 for the nine months ending September 30, 2009 and 2008, respectively.

6.	FAIR VALUE MEASUREMENTS

The following tables present our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, and Level 3 includes fair values estimated using significant non-observable inputs. All assets and liabilities that are measured at fair value on a recurring basis are measured using Level 2 inputs.

	Fair Value Measurements as of September 30, 2009
	(in thousands)
Description	Total	Level 2
Assets:
Time deposits	$1,100	$1,100
Interest rate swaps	357	357

Total assets	$1,457	$1,457

Liabilities:
Interest rate swaps	$1,197	$1,197

Total liabilities	$1,197	$1,197

	Fair Value Measurements as of December 31, 2008
	(in thousands)
Description	Total	Level 2
Assets:
Time deposits	$1,407	$1,407
Forward foreign currency contracts	77	77

Total assets	$1,484	$1,484

Liabilities:
Interest rate swaps	$2,309	$2,309

Total liabilities	$2,309	$2,309

The Company’s time deposits, forward foreign currency contracts and interest rate swaps are classified within Level 2 of the fair value hierarchy because they are valued primarily using alternative pricing sources and models utilizing market observable inputs with reasonable levels of price transparency.

7.	NOTES PAYABLE AND CAPITAL LEASES

Notes payable and capital leases consist of the following (in thousands):

	September 30, 2009	December 31, 2008

Revolving Credit Facilities, LIBOR plus 3.0%, December 31, 2009	$31,972	$44,121
Bridge Note, LIBOR plus 8.5%, March 10, 2010	30,000	30,000
Capital Leases – 6.9% – 13.0%	129,524	115,603
Finance Obligations – 4.0% – 5.7%	130,415	97,610
Special-Purpose Limited Recourse Debt:
Fortis Credit Facility, EURIBOR plus 1.5%, 2027	15,459	15,034
SunE Sky LP, due 2024	34,265	11,031
Shareholder Notes, 12%, due December 31, 2009	3,627	3,655
Utility Solar Loan, 11.11%, due 2024	1,601	—
Other	1,896	1,831

	378,759	318,885
Less: current portion	85,492	93,661

Long-term debt and capital leases	$293,267	$225,224

Capital Leases and Finance Obligations

On February 11, 2009, the Company executed a master lease agreement with an institutional investor. This agreement provides for the sale and simultaneous leaseback of certain solar power generation equipment constructed by the Company and calls for a total maximum commitment by the investor of $20,000.

On September 30, 2009, the Company executed a master lease agreement with an institutional investor. This agreement provides for the sale and simultaneous leaseback of certain solar power generation equipment constructed by the Company and calls for a total maximum commitment by the investor of $25,000.

The total funding commitment from investors at September 30, 2009, was $101,600. As of September 30, 2009, the Company executed 208 such lease transactions at approximately $324,314. Generally, the terms of the leases are 20 years with certain leases providing terms as low as 10 years and provide for an early buyout option. The specified rental payments are based on projected cash flows that the solar energy systems are expected to generate.

Future payments under our non-cancelable capital and operating leases, including the sale-leaseback transactions are as follows (in thousands):

As of September 30, 2009

	Capitalized Leases	Operating Leases	Total
2009	11,866	579	12,445
2010	21,207	1,835	23,042
2011	19,734	1,564	21,298
2012	18,554	979	19,533
2013	12,360	481	12,841
Thereafter	122,675	84	122,759

Total minimum lease payments	206,396	5,522	211,918

Less amounts representing interest	(76,872)

Present value of minimum lease payments	129,524
Less current portion of obligations under capital leases	(15,266)

Non-current portion of obligations under capital leases	114,258

Bridge Note ($30,000)

On September 11, 2009, the Company amended its senior secured credit agreement (“the Amended Bridge Note”) with HSH that had expired on July 15, 2009. The Amended Bridge Note extended the maturity date to March 31, 2010, for $10,000 and to July 15, 2010, for the remaining $20,000. Under the terms of the Amended Bridge Note, the interest rate is Libor plus 8.5% with a $1,000 extension fee due on November 30, 2009. The Amended Bridge Note also required a mandatory prepayment upon a change of control. In connection with securing the Amended Bridge Note, the Company issued two warrants to HSH. Please refer to Note 9 for additional information on the warrants. On November 20, 2009 the Bridge Note was repaid in full to HSH with no obligations remaining on the debt or warrants. See Note 11 for further detail.

The Company’s rent expense was $561 and $503 for the quarters ending September 30, 2009 and 2008, respectively, and $1,846 and $1,461 for the nine months ending September 30, 2009 and 2008, respectively. The gross amount of assets recorded under capital leases are summarized in the following table and included in property and equipment.

In thousands	September 30, 2009	December 31, 2008

Solar power generating systems	$101,047	$78,939
Vehicles	495	1,099
Machinery and equipment	3,270	2,928

Total	104,812	82,966
Accumulated amortization	(6,057)	(2,707)

Net book value	$98,755	$80,259

8.	INCOME TAXES

In current and prior years, the Company operated as a limited liability company (LLC) and, accordingly, was not subject to U.S. federal and state taxes. Instead, income is passed through to the Company members and the members are subject to U.S. federal and state and international taxes. However, certain U.S. subsidiaries are corporations and are subject to U.S. federal and state income taxes, and the Company’s foreign operations are subject to tax in their local jurisdictions.

The Company recorded a tax provision of $287 representing federal, state, and foreign income taxes based on estimated annualized earnings for the nine months ended September 30, 2009. Net operating loss carry forwards are estimated at $49,060 and $19,685 as of September 30, 2009, and December 31, 2008, respectively. If unused, $32,979 expire between 2009 and 2028. The remainder, totaling $16,081 at September 30, 2009, may be carried forward indefinitely. The Company reviewed the realizability of the net operating losses of the US subsidiaries and recorded a full valuation allowance against them. The Company reached this position based on the cumulative loss position and uncertainty of future taxable income.

9.	MEMBERS EQUITY AND STOCK BASED COMPENSATION

The following table presents the change in total members’ equity for the nine months ended September 30, 2009.

In thousands	Sun Edison Members’ Equity	Non-controlling Interests	Total

Balance, January 1, 2009	$26,051	$4,984	$31,035
Net loss	(42,533)	(165)	(42,698)
Other comprehensive income (loss), net of tax	619	—	619
Stock compensation	6,193	—	6,193
Purchase of subsidiary shares from noncontrolling interest	—	2,429	2,429
Issuance of Class A units	1,304	—	1,304

Balance, September 30, 2009	$(8,366)	$7,248	$(1,118)

Stock-based Compensation

In February 2009, the Company reset the hurdle price of all UARs granted between 12/19/07 and 10/30/2008 to $5.94. The repricing resulted in a one-time expense charged to selling, general, and administrative expense on the statement of operations of $260. Compensation expense related to the repricing of these UARs was $64 and $399 for the three months and the nine months ending September 30, 2009, respectively. As of September 30, 2009, there was $667 of total unrecognized compensation cost (net of expected forfeitures) related to unamortized UAR compensation expense, which is expected to be recognized over a weighted average period of 2.95 years.

Unit Appreciation Rights

2008 UAR Plan

The Company granted 2,803,500 and 4,231,729 Unit Appreciation Rights (UARs) during the quarter and nine months ending September 30, 2009, respectively. The Black-Scholes-Merton weighted-average value of the UARs granted was $5.94 and $8.89 for the quarters ending September 30, 2009 and 2008, respectively, and $5.94 and $8.89 for the nine months ending September 30, 2009 and 2008, respectively. Compensation expense charged to selling, general, and administrative expense on the statement of operations, including the repricing charge was $900 and $3,200 for the quarters ending September 30, 2009 and 2008, respectively, and $6,200 and $3,300 for the nine months ending September 30, 2009 and 2008, respectively. As of September 30, 2009, there was $29,900 of total unrecognized compensation cost (net of expected forfeitures) related to unamortized UAR compensation expense which is expected to be recognized over a weighted average period of 3.28 years.

The following is a summary of the Company’s UARs and changes during the nine months ended September 30, 2009:

	Number of UARs	Weighted Average Exercise Price (1)	Remaining Contractual Term	Aggregate Intrinsic Value

UARs outstanding December 31, 2008	5,976,123	$5.928
UARs granted	4,231,729	5.940
UARs cancelled	(1,810,225)	5.928

UARs outstanding September 30, 2009	8,397,627	$5.934	9.23	$—

UARs expected to vest at September 30, 2009	7,009,707	$5.934	9.21	$—

UARs vested and exercisable at September 30, 2009	1,206,406	$5.934	8.78	$—

(1)	Adjusted for the February 2009 repricing as noted above.

The Company’s formula uses the following average values and weighted-average assumptions in valuing the UARs for the nine months ended September 30, 2009 and 2008.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Third-party valuation of FMV on grant date	$5.94	$8.89	$5.94	$8.89
Hurdle rate	$5.94	$8.89	$5.94	$8.89
Expected remaining term	6.25 years	6.25 years	6.25 years	6.25 years
Volatility	91.3%	76.1%	89.2% - 91.3%	70.6% - 76.1%
Risk-free interest rate	3.19%	3.38%	2.32% - 3.19%	3.38% - 3.61%
Dividend yield	0.00%	0.00%	0.00%	0.00%

Warrants

In connection with the amendment to the Amended Bridge Note as discussed in Note 7, the Company issued two warrants to HSH for purchases of Company units exercisable under various circumstances. The warrants are designated as a derivative instrument not subject to hedge accounting per ASC815. Approximately $378 was booked to a liability in September, 2009. See Note 11 for further information.

The full warrant entitles HSH to purchase $30,000 of the Company units at the valuation of the Company as of the next potential equity financing round if it occurs by September, 2010.

Issuance of Class A Units

As a result of the Company’s acquisition on December 18, 2008 of 100% of the issued and outstanding shares of BISS Business Institute Solar Strategy GmbH (“BISS”), a company organized under the laws of Germany, the Company issued nine Class A units valued at $1,300 during the nine months ended September 30, 2009. These were related to employment agreements and, accordingly, were considered to be compensation expense. This expense was recognized ratably over the first six months of 2009 according to the terms of the employment agreements.

10.	PURCHASE AND OTHER COMMITMENTS AND CONTINGENCIES

During the nine months ending September 30, 2009, the Company terminated, without penalty, three solar module supplier agreements, which termination eliminated $1.1 billion in future purchase commitments. In addition, during this period, the Company had unfulfilled purchase commitments with three solar module suppliers of $49,900 with potential liquidated damages of $1,500. The Company is currently negotiating settlements of these agreements. See Note 11 for further information.

Legal Proceedings

In the normal course of business, the Company has been named as a defendant in various legal actions such as contract disputes, employment-related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. The Company maintains general liability, professional liability and employment practices liability insurance in amounts that it believes are appropriate, with varying deductibles for which it maintains reserves. Although the results of pending litigation are always uncertain, the Company does not believe the results of such actions currently threatened or pending, including those described below, will individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in a lawsuit filed in Maryland state court in December 2008 by a former executive officer of the Company and unit holder in which the plaintiff asserts claims for, among other things, violation of Maryland securities laws in connection with a tender offer that was made by the Company to holders of unit appreciation rights in July 2008, fraud and breach of his employment agreement. The plaintiff subsequently filed an amended complaint in February 2009, adding a request for declaratory judgment. The parties are currently engaged in discovery. Under all claims in the aggregate, the plaintiff is asking for $65,000 in damages, plus the severance and other benefits provided for under his employment agreement. The Company has accrued the severance amounts payable under the defendant’s employment agreement. The Company notes that its D&O and EPLI insurance provider has threatened to rescind coverage for this claim. The Company has not recorded a liability for the plaintiff’s other claims. This case was settled on November 20, 2009 (see Note 11).

The Company’s Enflex Corp. (“Enflex”) subsidiary is a defendant in a federal district court action filed in Arizona by the widow of a former stockholder in the predecessor corporation to Enflex. These claims pre-date the Company’s January 2008 acquisition of Enflex. The plaintiff alleges that another former individual stockholder of pre-acquisition Enflex, also a defendant in the suit, among other things, engaged in securities fraud and breached fiduciary duties by misrepresenting to plaintiff that her inherited shares in Enflex were worthless and thus induced her to transfer her shares for an amount below their true value. The Company’s Enflex subsidiary, as a successor, filed a motion to dismiss the complaint in April 2009. In October 2009, the court dismissed securities and fiduciary claims against the Enflex successor entity, but declined to dismiss other pending claims. The Company is indemnified against the claims raised in the suit pursuant to the terms of the Company’s merger agreement with Enflex by certain of the original EnFlex stockholders, and such indemnification has been preserved notwithstanding the settlement agreement entered into in October 2009 to resolve certain actual and potential claims relating to the Company’s acquisition of Enflex.

11.	SUBSEQUENT EVENTS

EnFlex Settlement Agreement

On October 15, 2009, the Company entered into a settlement agreement with the former owners of EnFlex Corporation (“EnFlex”). Under the terms of the agreement, the former owners of EnFlex forfeited $3,300 of shareholder notes and the rights to receive $6,100 of Class A units related to contingent purchase consideration in exchange for $200 and certain intellectual property rights from the Company in the form of a licensing agreement.

Solar Panel Purchase Termination Agreement

On November 4, 2009, the Company entered into an agreement with a solar module supplier, terminating $17,350 in purchase commitments for 2009. There was no breakage fee or penalty associated with termination of the agreement.

Merger Agreement

On November 20, 2009, the Company agreed to be acquired by MEMC Electronic Materials, Inc. (“MEMC”), a leading provider of silicon wafers to the semiconductor and solar industries.

Under the terms of the agreement, all of the outstanding units of SunEdison were sold to MEMC in exchange for a cash payment and MEMC shares issued to the unitholders of $145,800 and $45,800, respectively. The agreement also includes an earn-out provision of up to an additional $89,000 consisting of cash and stock, should the Company meet certain performance targets in 2010. On November 20, 2009 in connection with the terms of the merger agreement, the $30,000 HSH Bridge Note and $1,000 extension fee were paid in full by MEMC. In addition, the HSH Warrants were fully terminated as a result of the merger. On this date, and in connection with the merger agreement, MEMC also agreed to pay SunEdison approximately $15,000 of retention bonuses, of which $12,400 was paid on November 20, 2009, with the remainder to be paid at the completion of the indemnification period, under the terms of the agreement.

Legal Proceedings

On November 20, 2009, the Company entered into a settlement in the Maryland state court lawsuit discussed above, resulting in a payment made that was previously accrued of $5,000 by the Company. The lawsuit is now dismissed.